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                         VIRAGEN, INC. AND SUBSIDIARIES

                EXHIBIT 11 COMPUTATION OF LOSS PER COMMON SHARE
                                  (UNAUDITED)


                                         Three Months Ended                  Six Months Ended
                                             December 31,                       December 31,
                                        1995             1994               1995           1994
                                        ----             ----               ----           ----
PRIMARY AND FULLY DILUTED

  Weighted average shares
     outstanding                    35,555,096       31,739,414         35,482,257        28,879,146
                                    ==========      ===========        ===========       ===========

Net loss                            $ (844,500)     $(1,213,437)       $(1,780,049)      $(2,036,972)

  Deduct required
    dividends on convertible
    preferred stock                        863              863              1,725             1,725
                                    ----------      -----------        -----------       -----------
  Loss attributable to
    common stock                    $ (845,363)     $(1,214,300)       $(1,781,774)      $(2,036,697)
                                    ==========      ===========        ===========       ===========

Net loss per common share
    after deduction for
    required dividends on
    convertible preferred
    stock                           $     (.02)     $      (.04)       $     (0.05)      $     (0.07)
                                    ==========      ===========        ===========       ===========
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